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                                                                      Exhibit 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1991 through 1995
                     and Twelve Months Ended July 31, 1996
                      (in thousands except ratio amounts)

                                           July 31,
                                             1996         1995         1994        1993         1992         1991
                                           --------     --------      -------     -------      -------      -------
Earnings:
  Net income from
   continuing operations                   $ 53,100     $ 40,310      $35,506     $37,534      $35,310      $20,552
  Income taxes                               33,822       25,442       21,407      23,427       21,259       11,408
  Fixed charges                              36,337       35,651       29,736      26,715       26,246       26,823
                                           --------     --------      -------     -------      -------      -------
    Total Adjusted Earnings                $123,259     $101,403      $86,649     $87,676      $82,815      $58,783
                                           ========     ========      =======     =======      =======      =======

Fixed Charges:
  Interest                                 $ 33,993     $ 33,224      $27,671     $24,870      $24,570      $25,253
  Amortization of debt expense                  343          336          334         192          180          259
  One-third of rental expense                 2,001        2,091        1,731       1,653        1,496        1,311
                                           --------     --------      -------     -------      -------      -------
    Total Fixed Charges                    $ 36,337     $ 35,651      $29,736     $26,715      $26,246      $26,823
                                           ========     ========      =======     =======      =======      =======

Ratio of Earnings to Fixed Charges             3.39         2.84         2.91        3.28         3.16         2.19
                                           ========     ========      =======     =======      =======      =======





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